zCC

CORINDUS VASCULAR ROBOTICS, INC. 8-K

Exhibit 99.1

Corindus Promotes Doug Teany to Chief Operating Officer

Waltham, MA. — JUNE 19, 2018 — Corindus Vascular Robotics, Inc. [NYSE American: CVRS], a leading developer of precision vascular robotics, today announced that it has appointed Douglas Teany, currently the company’s Senior Vice President of R&D and Operations, to Chief Operating Officer, effective immediately.

Teany brought eighteen years of experience to Corindus, driving operational excellence in the medical device and pharmaceutical industries. He previously served as Vice President in Boston Scientific’s development organization, responsible for strategy and operations of its global clinical and preclinical research functions. Teany has served in his current role at Corindus since March 2016. Since joining, he accelerated the launch of Corindus’ second generation CorPath GRX System, established a robust product and technology roadmap, and effectively scaled production and operational capabilities. As Chief Operating Officer, Teany will be responsible for leadership and integration of the company’s Upstream Product Management, Research & Development, Operations, Quality, and Field Service Engineering functions. In this capacity, he will set direction for product innovation and development, drive efficient production operations, establish and maintain the company’s quality management system, and ensure effectiveness of technical field support.

“This promotion is well deserved and a testament to the contributions Doug and his team have made at Corindus,” stated Mark Toland, President and Chief Executive Officer. “Under Doug’s leadership, we have made tremendous strides in our technology development and he is uniquely qualified to drive the company towards continued operational and engineering excellence.”

“Corindus has a powerful vision for the future of vascular robotics,” said Teany. “From remote treatment capabilities to procedures backed by automation and artificial intelligence, the next several years will be transformative for both Corindus and our customers. Our technical teams are making steady progress toward realizing our goals while our operational teams are well positioned for the growth that will follow. I am incredibly energized to lead such a talented and capable team.”

About Corindus Vascular Robotics, Inc.

Corindus Vascular Robotics, Inc. is a global technology leader in robotic-assisted vascular interventions. The company’s CorPath® System is the first FDA-cleared medical device to bring robotic precision to percutaneous coronary and percutaneous vascular procedures. During the procedure, the interventional cardiologist sits at a radiation-shielded workstation to advance guide catheters, stents, and guidewires with millimeter-by-millimeter precision. The workstation allows the physician greater control and the freedom from wearing heavy lead protective equipment that causes musculoskeletal injuries. CorPath GRX is the second generation robotic-assisted PCI technology offering enhancements to the platform by adding important key upgrades that increase precision, improve workflow, and extend the capabilities and range of procedures that can be performed robotically. With the CorPath System, Corindus Vascular Robotics brings robotic precision to interventional procedures to help optimize clinical outcomes and minimize the costs associated with complications of improper stent placement during manual procedures. Corindus stands behind its product with its unique $1,000 hospital credit “One Stent Program.” For additional information, visit www.corindus.com, and follow @CorindusInc.

# # #

Investor Relations Contact:

Lynn Pieper Lewis

(415) 937-5402

ir@corindus.com

Media Contact:

Kate Stanton

(508) 653-3335 ext. 200

Kate.stanton@corindus.com